Exhibit 21.1

SUPERIOR ENERGY SERVICES, INC.

List of Subsidiaries

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Superior Energy Services, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.

SUBSIDIARY NAME	STATE OF JURISDICTION OF INCORPORATION OR ORGANIZATION
Complete Energy Services, Inc.	Delaware
H.B. Rentals, L.C.	Louisiana
Pumpco Energy Services, Inc.	Delaware
SES International Holdings, C.V.	Netherlands
SESI Holdings, Inc.	Delaware
SESI, L.L.C.	Delaware
SPN Well Services, Inc.	Texas
Stabil Drill Specialties, L.L.C.	Louisiana
Superior Energy International, C.V.	Netherlands
Superior Energy Services (UK) Limited	United Kingdom
Superior Energy Services - Servicos de Petroleo do Brasil, Ltda.	Brazil
Superior Energy Services B.V.	Netherlands
Superior Energy Services Group B.V.	Netherlands
Superior Energy Services, L.L.C.	Louisiana
Superior Energy Services, S.A.	Argentina
Superior Energy Services - North America Services, Inc.	Delaware
Superior MidCo, Inc.	Delaware
Warrior Energy Services Corporation	Delaware
Wild Well Control, Inc.	Texas
Workstrings International Limited	United Kingdom
Workstrings International, L.L.C.	Louisiana